Exhibit 10.2

R E S T R I C T E D     S T O C K     A W A R D     C E R T I F I C A T E

UK EMPLOYEES

Non-transferable

G R A N T     T O

(“Grantee”)

by ScanSource, Inc. (the “Company”) of

_____ shares of its common stock, no par value (the “Shares”)

pursuant to and subject to the provisions of the ScanSource, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan, the restrictions imposed under Section 2 of the Terms and Conditions will expire as to the following percentages of the Shares awarded hereunder, on the following respective dates; provided that Grantee is then still employed by the Company:

Continuous Status as a Participant after Grant Date	Percentage of Shares
December 5, 2009	34%
December 5, 2010	33%
December 5, 2011	33%

IN WITNESS WHEREOF, ScanSource, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed as of the Grant Date.

SCANSOURCE, INC. By: _________________________________________ Its: Authorized Officer Grant Date: ___________________	Signed as a deed by ________________________________________ (Grantee) in the presence of : Name: Address: Occupation:

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TERMS AND CONDITIONS

1. Grant of Shares. The Company hereby grants to the Grantee, subject to the restrictions and the other terms and conditions set forth in the Plan and in this award certificate including the Terms and Conditions (“Certificate”), the number of Shares indicated on Page 1 hereof.

2. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If Grantee’s employment with the Company or any Affiliate terminates for any reason other than as set forth in paragraph (b) of Section 3 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section shall apply to all Shares or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.

3. Expiration and Termination of Restrictions. The restrictions imposed under Section 2 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a) As to the percentages of Shares specified on page 1 hereof, on the respective dates specified on page 1 hereof, provided Grantee is then still employed by the Company or any Affiliate of the Company; or

(b) as to all of the Shares, upon the termination of Grantee’s employment due to death, Disability or Retirement; or

(c) upon the Grantee’s termination of employment by the Company without Cause or by Grantee for Good Reason within twelve (12) months after the effective date of a Change in Control.

4. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period with respect to such Shares, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form: “This certificate and the shares of stock represented hereby are subject to the terms and conditions contained in a Restricted Stock Award Certificate between the registered owner of the shares represented hereby and ScanSource, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of ScanSource, Inc.” Stock certificates for the Shares, without the first above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

5. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period. Each dividend payment, if any, shall be made no later than the end of the calendar year in which the dividend is paid to the shareholders or, if later, the 15th day of the third month following the date the dividend is paid to shareholders. If Grantee forfeits any rights he may have under this Certificate, Grantee shall no longer have any rights as a stockholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock. In the event that for any reason Grantee shall have received dividends upon such stock after such forfeiture, Grantee shall repay to the Company any amount equal to such dividends.

6. No Right of Continued Employment. Nothing in this Certificate shall interfere with or limit in any way the rights of the Company or any Affiliate of the Company to terminate the Grantee’s employment at any time for any reason whatsoever, nor confer upon the Grantee any right to continue in the employ of the Company or any Affiliate of the Company. Nothing in this Certificate shall form any part of any contract of employment between the Company or any Affiliate or the Grantee’s employer and the Grantee and nothing in this Certificate shall confer on the Grantee any legal or equitable rights (other than those constituting the Shares) against the Company or any Affiliate or the Grantee’s employer, directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any Affiliate or the Grantee’s employer. Notwithstanding any other provision of this Certificate, in no circumstances shall the Grantee, on ceasing to hold office or employment with the Company or any Affiliate or the Grantee’s employer, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Certificate which the Grantee might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

7. Payment of Taxes. As a condition of grant of the Shares to the Grantee pursuant to this Certificate and the Plan, the Grantee hereby indemnifies the Company, the Grantee’s employer and any Affiliate on a continuing basis in respect of:

(a) any federal, state, local or foreign taxes or social security costs of any kind required by law to be withheld by the Company, the Grantee’s employer, or any Affiliate with respect to or as a consequence of the grant of the Shares or the lapse of restrictions imposed by this Certificate or otherwise in connection with the holding or disposal of the Shares, howsoever and wheresoever such liabilities arise;

(b) any amounts of income tax for which the Company, or any Affiliate, or the Grantee’s employer or any other person is obliged to account under the Pay-As-You-Earn system or otherwise and any amounts of employee’s National Insurance contributions or pay related social insurance contributions arising from the grant of the Shares to the Grantee (or which would not otherwise have arisen but for the grant of the Shares to the Grantee) or the holding, vesting or disposal or deemed disposal of such Shares; and

(c) any amounts of income tax for which the Company, or any Affiliate, or the Grantee’s employer or any other person is obliged to account under the Pay-As-You-Earn system or otherwise and any amounts of employee’s National Insurance contributions arising pursuant to any legislation including but not limited to the provisions of Part 7 of the Income Tax (Earnings and Pensions) Act 2003 or any legislation replacing or supplementing the same.

As a condition of grant of the Shares to the Grantee pursuant to this Certificate and the Plan the Grantee will, within 20 days of a demand being made by the Company, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of any federal, state and local taxes, social security contributions or National Insurance contributions referred to in this Section 7 for which the Company, the Grantee’s employer, or any Affiliate or any other person is required to account. The obligations of the Company under this Certificate will be conditional on such payment or arrangements and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee. The Committee may make such regulations as it considers desirable to ensure the receipt of the tax liabilities referred to in this Section 7 including, but not limited to, retaining the power to sell or procure the sale of sufficient of the Shares which would otherwise have been received by the Grantee in order to discharge the relevant liability (after deduction of relevant expenses). In the event that the Committee resolves to collect any of the liabilities referred to in this Section 7 by means of reducing the number of Shares which would otherwise have been received by the Grantee, the Grantee shall be deemed to have irrevocably authorized such reduction and withholding of such number of shares by the Company.

8. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

9. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

10. Severability. If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

11. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail (or a similar overseas postal service), return receipt requested, postage prepaid. Notices to the Company must be addressed to ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

12. Data Protection. As a condition of grant of the Shares to the Grantee pursuant to this Certificate and the Plan, the Grantee consents to and authorizes the holding and processing of personal data provided by the Grantee to the Company or any Affiliate or the Grantee’s employer for all purposes relating to the operation of the Certificate and the Award, including but not limited to: (a) administering and maintaining records relating to Grantee; (b) providing information to any third party administrators involved directly or indirectly in the operation of the Plan; (c) providing information relating to the Grantee and the Award in connection with the operation of the Plan to HM Revenue & Customs or other tax authority; and (d) providing information to potential purchasers of the Company or Affiliate by which the Grantee is employed; and (e) allowing any personal data provided by the Grantee to be sent to and kept and used by any third party engaged by the Company to administer the Plan, including but not limited to the maintenance by such a third party of a database of Grantees.

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